Exhibit 99.1

March 31, 2026

Micron Announces the Pricing of the Cash Tender Offers for Any and All of Certain Outstanding Senior Notes

BOISE, Idaho, March 31, 2026 (GLOBE NEWSWIRE) -- Micron Technology, Inc. (Nasdaq:MU), (the "Company" or "Micron") announced today the Reference Yield and Notes Consideration (as summarized in the table below) to be paid in connection with the previously announced cash tender offers. The offers to purchase with respect to each series of notes listed in the table below (collectively, the “notes”) are being referred to herein as the “Tender Offers” and each, a “Tender Offer.”

Title of Security	CUSIP/ISIN Numbers	Principal Amount Outstanding	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (basis points)	Reference Yield	Par Call Date	Notes Consideration Per $1,000 Principal Amount of Notes Validly Tendered
5.300% Senior Notes due 2031	595112CD3 / US595112CD31	$1,000,000,000	0.875% UST due November 15, 2030	FIT 6	20	3.944%	November 15, 2030	$1,048.11
5.650% Senior Notes due 2032	595112CG6 / US595112CG61	$500,000,000	3.500% UST due February 28, 2031	FIT 1	60	3.939%	September 1, 2032	$1,061.22
5.875% Senior Notes due 2033	595112BZ5 / US595112BZ51	$750,000,000	4.125% UST due February 15, 2036	FIT 1	30	4.319%	November 9, 2032	$1,070.75
5.875% Senior Notes due 2033	595112CB7 / US595112CB74	$900,000,000	4.125% UST due February 15, 2036	FIT 1	40	4.319%	June 15, 2033	$1,069.91
5.800% Senior Notes due 2035	595112CE1 / US595112CE14	$1,000,000,000	4.125% UST due February 15, 2036	FIT 1	55	4.319%	October 15, 2034	$1,064.35
6.050% Senior Notes due 2035	595112CH4 / US595112CH45	$1,250,000,000	4.125% UST due February 15, 2036	FIT 1	65	4.319%	August 1, 2035	$1,079.93

The Tender Offers are being made pursuant to an offer to purchase dated as of March 25, 2026, and notice of guaranteed delivery. The Tender Offers will expire at 5:00 p.m., New York City time, on March 31, 2026, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”).

The Notes Consideration for each $1,000 principal amount of each series of the notes was determined in the manner described in the offer to purchase by reference to the fixed spread set forth in the table above plus the yield to maturity of the applicable Reference U.S. Treasury Security set forth in the table above on the bid-side price of such Reference U.S. Treasury Security as of 2:00 p.m., New York City time, on March 31, 2026.

Holders of the notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the tender agent and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive the Notes Consideration, plus any accrued and unpaid interest up to, but not including, the settlement date, which is expected to occur on April 3, 2026. Tendered notes may be withdrawn at any time at or prior to the Expiration Time. Micron reserves the right to terminate, withdraw or amend the Tender Offers at any time, subject to applicable law. The Tender Offers are subject to the satisfaction or waiver of certain conditions but are not conditioned on any minimum amount of any series of the notes being tendered.

The Tender Offers are being made pursuant to the terms and conditions contained in the offer to purchase and notice of guaranteed delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the Tender Offers, by telephone at (212) 229-2634 (banks and brokers only), (800) 848-3409 (toll free), by email at MU@dfking.com or at the following web address: www.dfking.com/MU.

Persons with questions regarding the Tender Offers should contact the lead dealer managers: BofA Securities at (888) 292-0070, Morgan Stanley & Co. LLC at (800) 624-1808 (toll free), and Wells Fargo Securities, LLC at (866) 309-6316 (toll free).

None of Micron or its board of directors, the dealer managers, the tender offer agent, the information agent or the trustee for the notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender or refrain from tendering any notes in response to Tender Offers. Holders must make their own decision as to whether to tender any of their notes and, if so, the principal amount of notes to tender.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities and does not constitute a redemption notice for any securities. The Tender Offers are being made solely by means of the offer to purchase.

About Micron

Micron Technology, Inc. is an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, manufacturing, and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND, and NOR memory and storage products. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and compute-intensive applications that unleash opportunities - from the data center to the intelligent edge and across the client and mobile user experience.

Micron®, any associated logos, and all other Micron trademarks are the property of Micron. Other product names or trademarks that are not owned by Micron are for identification purposes only and may be the trademarks of their respective owners.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including the risks related to the acceptance of any tendered notes, Micron’s expectations regarding purchasing notes subject to guaranteed delivery procedures, the Expiration Time and settlement of the Tender Offers, the satisfaction of conditions to the Tender Offers, whether the Tender Offers will be consummated in accordance with the terms set forth in the offer to purchase or at all and the timing of any of the foregoing as well as other risks and uncertainties identified in our most recent Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “can,” “will,” “should,” “seeks,” “intends,” “plans,” “projects,” “pro forma,” “estimates,” “forecasts,” “targets,” “anticipates,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. Micron disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Satya Kumar

Investor Relations
satyakumar@micron.com

(408) 450-6199

Mark Plungy
Media Relations

mplungy@micron.com

(408) 203-2910